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                                                    EXHIBIT 10.06
                          AMENDMENT TO
                 EXECUTIVE EMPLOYMENT AGREEMENT


     This Amendment to Executive Employment Agreement, dated as
of May   , 1996 (the "Amendment"), is between Ceridian
Corporation and                    ("Executive").  Ceridian
Corporation and Executive are parties to an Executive Employment
Agreement dated            , 199  (the "Agreement"), and desire
to amend that Agreement in the manner provided in this Amendment. Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings given to them in the Agreement.

     1. In consideration of Executive's continuance in Executive's employment for the remaining term of the Agreement and the mutual promises and obligations contained in the Agreement as modified by this Amendment, the parties hereby agree to amend Sections 7.01 through 7.05 of the Agreement in their entirety to read as follows:

     "7.01Definitions. For purposes of this Article VII, the following definitions shall be applied:

          (a)"Benefit Plan" means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by Ceridian for the direct or indirect provision of compensation to the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for the Executive.

          (b)"Change of Control" shall mean any of the following events:

               (1) a merger or consolidation to which Parent Corporation is a party if the individuals and entities who were stockholders of Parent Corporation immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation; or

               (2) the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of securities of Parent Corporation representing twenty-five percent (25%) or more of the total combined voting power of Parent Corporation's then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert; or

               (3) the sale of the properties and assets of Parent Corporation, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of Parent Corporation; or

               (4)  the stockholders of Parent Corporation
                    approve any plan or proposal for the
                    liquidation of Parent Corporation; or



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               (5)  a change in the composition of the Board at
                    any time during any consecutive 24 month period such that the "Continuity Directors" cease for any reason to constitute at least a seventy percent (70%) majority of the Board. For purposes of this clause, "Continuity Directors" means those members of the Board who either (A) were directors at the beginning of such consecutive 24 month period, or (B) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board.

          (c)"Change of Control Compensation" means any payment or benefit (including any transfer of property) in the nature of compensation, to or for the benefit of a Participant under this Agreement or any Other Agreement or Benefit Plan, which is considered to be contingent on a Change of Control for purposes of
          Section 280G of the Code.

          (d)"Change of Control Termination" means, with respect to Executive, either of the following events occurring within two years after a Change of Control:

               (1) Termination of Executive's employment by Ceridian for any reason other than (A) fraud,
                    (B) theft or embezzlement of Ceridian assets,
                    (C) intentional violations of law involving moral turpitude, or (D) the substantial and continuing failure by Executive to satisfactorily perform his or her duties as reasonably assigned to Executive pursuant to
                    Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such satisfactory performance which specifically identifies the manner in which it is alleged Executive has not satisfactorily performed such duties; or

               (2) Termination of employment with Ceridian by Executive pursuant to Section 7.02 of this
                    Article VII.

          A Change of Control Termination by Executive shall not, however, include termination by reason of death or Disability.

          (e)"Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include the corresponding section of such Code as from time to time amended.

          (f)"Excise Tax" means any applicable federal excise tax imposed by Section 4999 of the Code.

          (g)"Good Reason" means a good faith determination by Executive, in Executive's sole and absolute judgment, that any one or more of the following events has occurred, without Executive's express written consent, after a Change of Control:

               (1)  A change in Executive's reporting
                    responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, which has the effect of materially diminishing Executive's responsibility or authority;


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               (2)  A reduction by Ceridian in Executive's Base
                    Salary as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter;

               (3) Ceridian requiring Executive to be based anywhere other than within 25 miles of Executive's job location at the time of the Change of Control;

               (4) Without replacement by plans, programs, or arrangements which, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Ceridian to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating immediately prior to a Change of Control; or (B) the taking of any action by Ceridian that would materially adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans, programs or arrangements;

               (5) The failure by Ceridian to provide office space, furniture, and secretarial support at least comparable to that provided Executive immediately prior to the Change of Control or the taking of any similar action by Ceridian that would materially adversely affect the working conditions in or under which Executive performs his or her employment duties;

               (6) If Executive's primary employment duties are with a Subsidiary, the sale, merger, contribution, transfer or any other transaction in conjunction with which Parent Corporation's ownership interest in such Subsidiary decreases below the level specified in Section 1.07 of Article I unless
                    (A) this Agreement is assigned to the
                    purchaser/transferee with the provisions of
                    Article VII in full force and effect and operative as if a Change of Control has occurred with respect to the purchaser/transferee as Parent Corporation immediately after the purchase/transfer becomes effective, and (B) such purchaser/transferee has a creditworthiness reasonably equivalent to Parent Corporation's; or

               (7) Any material breach of this Agreement by Ceridian.

          (g)"Other Agreements" means any agreement, contract or understanding heretofore or hereafter entered into between Executive and Ceridian for the direct or indirect provision of compensation to Executive.

          (h)"Reduced Amount" means the largest amount that could be received by a Participant as Change of Control Compensation such that no portion of such Change of Control Compensation would be subject to the Excise Tax.

     7.02 Change of Control Termination Right. For a period of two years following a Change of Control, Executive shall have the right, at any time and within Executive's sole discretion, to terminate employment with Ceridian for Good Reason. Such termination shall be accomplished by, and effective upon, Executive giving written notice to Ceridian


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     of Executive's decision to terminate.  Except as otherwise expressly provided in this Agreement, upon the exercise of said right, all obligations and duties of Executive under this Agreement shall be of no further force and effect.

     7.03 Change of Control Termination Payment. In the event of a Change of Control Termination, and subject to the "Limitation on Change of Control Compensation" contained in
     Section 7.04, then, and without further action by the Board, Compensation Committee or otherwise, Parent Corporation shall, within five days of such termination, make a lump sum payment to Executive in an amount equal to one dollar ($1.00) less than three times the average annualized compensation, as defined by Section 280G of the Code, received by Executive from Ceridian and includible in Executive's gross income for federal income tax purposes for the five most recent taxable years of the Executive ending before the date upon which the Change in Control occurred (or such portion of such period during which Executive was an employee of Ceridian).

     7.04 Limitation on Change of Control Compensation. Notwithstanding any other provisions of this Agreement or of any Other Agreement or Benefit Plan, if any Change of Control Compensation would be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code and if, after reduction for any Excise Tax and federal income tax imposed by the Code, Executive's net proceeds of such Change of Control Compensation would be less than the amount of Executive's net proceeds resulting from the payment of the Reduced Amount after reduction for federal income taxes, then the Change of Control Compensation payable to Executive shall be limited to the Reduced Amount. The determinations required by the preceding sentence shall be made by the firm of independent certified public accountants serving as the outside auditor of Ceridian as of the date of the applicable Change of Control, and such determinations shall be binding upon Ceridian and Executive. If Change of Control Compensation to Executive is limited to the Reduced Amount, then Executive shall have the right, in his or her sole discretion, to designate those payments or benefits under this Agreement, any Other Agreements and/or any Benefit Plans that should be reduced or eliminated so as to avoid having Executive's Change of Control Compensation be subject to the Excise Tax. If Executive fails to make make such designation within 30 days of having received notification that such designation is required, Ceridian shall make such designations and shall promptly inform Executive of its actions in such regard.

     7.05 Interest. In the event Parent Corporation does not make timely payment in full of the Change of Control Termination payment described in Section 7.03, Executive shall be entitled to receive interest on any unpaid amount at the lower of: (a) the prime rate of interest (or such comparable index as may be adopted) established from time to time by the First Bank National Association, Minneapolis, Minnesota; or (b) the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code."

     2. This Amendment shall become effective as of the date first written above. Following the effectiveness of this Amendment, each reference in the Agreement to "this Agreement," "hereunder," "herein," "hereof," or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.


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     In Witness Whereof, the parties have caused this Amendment to be duly executed and delivered as of the date first written above.

EXECUTIVE                          CERIDIAN CORPORATION


                                   By:
[Typed Name]
                                   Title:

Address:


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